Exhibit (g)(3)
Schedule A
to the Custodian Agreement
between Cavanal Hill Funds
and
Bank of Oklahoma, N.A.
September 5, 1990
As Amended January 1, 2009
Name of Fund
Cavanal Hill U.S. Treasury Fund
Cavanal Hill Cash Management Fund
Cavanal Hill Tax-Free Money Market Fund
Cavanal Hill Short-Term Income Fund
Cavanal Hill Intermediate Bond Fund
Cavanal Hill Bond Fund
Cavanal Hill Intermediate Tax-Free Bond Fund
Cavanal Hill Balanced Fund
Cavanal Hill U.S. Large Cap Equity Fund

Cavanal Hill Funds
By:	/s/ James L. Huntzinger
James L. Huntzinger

Date: January 1, 2009

Bank of Oklahoma, N.A.
By:	/s/ Steven G. Bradshaw
Steven G. Bradshaw

Date: January 1, 2009